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                                                                    EXHIBIT 13




                       [LETTERHEAD OF JAPONICA PARTNERS]




VIA FACSIMILE
HIGHLY CONFIDENTIAL

August 19, 1994



Mr. Frank J. Tasco
Chairman
Borden, Inc.
277 Park Avenue
New York, NY  10172

Dear Frank:

We view the latest news regarding the continuing and expanding liquidation of the Company's businesses and the increasing pressure exerted by creditors with great alarm. Comments involving the specter of a bankruptcy filing are even more disturbing.

Prospects of further dividend reduction or elimination are of concomitant relevance and continue the trend of ignoring the interests of equity holders in favor of creditors.

In this context, issues regarding lender liability, equitable subordination, and fraudulent conveyance are of direct relevance and serious concern.

Given the urgency of this matter, and your pattern of delayed or non-responses, we are willing to entertain your suggestions as to an appropriate meeting time and place. Please provide such suggestions by noon today.

If you choose not to adequately address this issue, we may have no choice but to consider, among other alternatives, communicating with the Company's Board members and the creditors involved.

As we have indicated, our preference is that of a pro-active white knight.



                                          Very truly yours,


                                          /s/ Paul B. Kazarian
                                          ------------------------
                                          Paul B. Kazarian
                                          Managing Partner

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